NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. www.facebook.com/ford www.medium.com/@ford www.twitter.com/ford www.instagram.com/ford Ford Director Jon Huntsman to Join Company as Vice Chair, Policy • Huntsman will advise President/CEO Jim Farley and Executive Chair Bill Ford on strategic policy matters • He will remain on Ford’s board of directors and stand for reelection by shareholders on May 13 DEARBORN, Mich., April 14, 2021 – The vast experience and achievement that make Jon Huntsman a vital member of Ford’s board of directors will be applied more expansively, as he joins the company in a senior advisory position. Company directors Wednesday approved the appointment of Huntsman as vice chair, Policy, effective May 3. He will advise Jim Farley, Ford’s president and CEO, and Executive Chair Bill Ford as the company considers and implements strategic policy choices during a period of profound industry change, including the transition to zero-emission battery electric vehicles. Huntsman will remain on Ford’s board of directors. In his new role, Huntsman will work closely with company teams across a range of disciplines, especially Government Relations; the Office of the General Counsel; and Sustainability, Environment and Safety Engineering. He will represent Ford with certain government officials and influencers in the United States and other countries around the world. “Global policy is hugely important to transforming Ford and unlocking great value for customers and all stakeholders,” said Farley. “Jon’s background, insights and achievements are unrivaled – as an ambassador and trade representative, a state governor and a public-company executive.” Farley added that Huntsman is highly regarded by government, NGO and business leaders worldwide, including on both sides of the aisle in Washington, D.C. Huntsman was first elected to Ford’s board of directors in 2012, resigning in September 2017 to become U.S. ambassador to Russia. He returned as a company director in October 2020 and is standing for reelection at the annual meeting of shareholders on May 13. In addition to being the senior U.S. diplomat to Russia for two years in the Trump Administration, Huntsman was ambassador to China from 2009 to 2011 under President Barack Obama, and ambassador to Singapore in the early 1990s under Presidents Bill Clinton and George H.W. Bush. In a series of trade assignments, including two years as deputy U.S. trade representative under President George W. Bush, Huntsman negotiated dozens of trade and investment agreements in Asia Pacific and Africa. Huntsman served as governor of Utah from January 2005 to August 2009. Earlier, he was an executive of Huntsman Corporation, an innovative global chemicals company. Huntsman is also a member of the Chevron board of directors. He is a graduate of the University of Pennsylvania with a degree in International Politics.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. 2 # # # About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford trucks, utility vehicles, and cars – increasingly including electrified versions – and Lincoln luxury vehicles; provides financial services through Ford Motor Credit Company; and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected vehicle services. Ford employs approximately 186,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit corporate.ford.com. Contacts: Fixed Income Media T.R. Reid Equity Investment Community Lynn Antipas Tyson Investment Community Karen Rocoff Shareholder Inquiries 1.800.555.5259 or 1.313.319.6683 1.914.485.1150 1.313.621.0965 1.313.845.8540 treid22@ford.com ltyson4@ford.com krocoff@ford.com stockinf@ford.com